                                                                                       Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239                                        TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Announces Presentation of HuN901-DM1 Clinical Data
At EORTC-NCI-AACR Conference Showing
Compound is Well Tolerated and Demonstrates Anticancer Activity

CAMBRIDGE, MA, November 10, 2006 - ImmunoGen, Inc. (Nasdaq: IMGN) today announced the presentation of clinical data from a Phase I study evaluating the Company’s huN901-DM1 anticancer agent for the treatment of small-cell lung cancer (SCLC) and other CD56-expressing solid tumors. The compound has been found to be well-tolerated. Additionally, huN901-DM1 showed evidence of anticancer activity, including one complete remission in a patient with recurrent Merkel cell cancer and marked tumor shrinkage in a patient with relapsed SCLC.

The findings to date from this ongoing trial are being presented by Dr. Paul Lorigan today at the EORTC-NCI-AACR International Conference on Molecular Targets and Cancer Therapeutics (poster #649) in Prague, Czech Republic. Dr. Lorigan is Senior Lecturer in Medical Oncology at the Christie Hospital in Manchester, UK, and the principal investigator in this trial. The study is designed to evaluate huN901-DM1 when administered daily for three consecutive days in a 21-day cycle to patients with relapsed or refractory SCLC or other CD56-expressing solid tumors. HuN901-DM1 is the only anticancer agent administered in the study.

“The tolerability of huN901-DM1 compares favorably with that of other anticancer agents,” commented Dr. Lorigan. “In particular, its lack of clinically significant bone marrow toxicity means that huN901-DM1 can be studied in combination with other anticancer agents if desired. And, while this trial was not designed to evaluate efficacy, promising clinical responses have been reported.”

A primary objective of the study is to determine the maximum tolerated dose (MTD) of huN901-DM1 when administered for three days in a row every 21 days. To establish the MTD, sequential new cohorts of patients receive increasing doses of huN901-DM1 until dose-limiting toxicity is encountered. To date, eight dose levels, ranging from 4 to 75 mg/m2/day (12 to 225 mg/m2 over three days), have been evaluated. The MTD is not yet defined and enrollment continues. Neither clinically significant myelosuppression nor serious infusion reactions have been reported.

Response information was available for forty-one patients at the time of the poster presentation, inclusive of the many patients treated at lower dose levels. Among the clinical responses reported are:

·
A patient with recurrent, metastatic Merkel cell cancer has been in remission for over a year following treatment with huN901-DM1. This patient was diagnosed with Merkel cell cancer in late 2003 and underwent surgery, radiation therapy, and chemotherapy, but her cancer returned in late 2004. She qualified for enrollment in this study, had a complete response to treatment, and has remained in clinical remission for 21 months.

·
A patient with relapsed SCLC had an unconfirmed partial response after treatment with huN901-DM1 at the 75 mg/m2/day dose level. Relapsed SCLC is a highly aggressive cancer that often fails to respond to subsequent treatments.

·	13 patients had stable disease following treatment with huN901-DM1. Two patients had stable disease lasting about 18 weeks.

About huN901-DM1

ImmunoGen developed huN901-DM1 for the treatment of CD56-expressing cancers, including SCLC, other cancers of neuroendocrine origin, and certain hematological malignancies including multiple myeloma. The compound comprises the huN901 antibody, which binds to the CD56 antigen, and DM1, a potent cell-killing agent developed by ImmunoGen specifically for antibody-directed delivery to cancer cells. The huN901 antibody is used to target the compound specifically to the cancer cells and the DM1 serves to kill the cells.

ImmunoGen has three huN901-DM1 trials underway - a Phase II trial (Study 001) evaluating a weekly dosing regimen in patients with relapsed SCLC, the trial reported today (Study 002), and a Phase I trial (Study 003) evaluating the compound in multiple myeloma. Initial data have been reported from Studies 001 and 002, and the Company will report the first data from Study 003 at the American Society of Hematology (ASH) annual meeting in December 2006.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary Tumor-Activated Prodrug (TAP) technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Five anticancer compounds are in clinical testing through ImmunoGen and the Company’s collaborators - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-DM1, in development by Genentech. Amgen (formerly Abgenix), Biogen Idec, Biotest AG, Boehringer Ingelheim, Centocor (Johnson & Johnson), Genentech, Millennium Pharmaceuticals, Inc., and sanofi-aventis have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with sanofi-aventis.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the Company’s development of its own products as well as to the development of collaboration products. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission.

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